Exhibit 10.3

Participant Name (“Executive”):
Executive Number:
Grant Name:
Date of Grant:
Total Award:

RESTRICTED STOCK UNIT AGREEMENT
(Non-U.S.)

[date]

The parties to this Restricted Stock Unit Agreement (this “Agreement”) are Teledyne Technologies Incorporated, a Delaware corporation (the “Company”) and «FirstName» «LastName» (the “Executive”).

WITNESSETH:

WHEREAS, the Company has adopted the Teledyne Technologies Incorporated 2014 Incentive Award Plan (the “Plan”), which is administered by the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of the Company;

WHEREAS, the Executive is employed by a subsidiary of the Company (the "Employer"); and

WHEREAS, pursuant to Article 9 of the Plan, the Committee has determined to grant to the Executive an Award of Restricted Stock Units as provided herein (the “Award”) to encourage the Executive’s efforts toward the continuing long-term success of the Employer, the Company and its Subsidiaries;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.    RESTRICTED STOCK UNITS

1.1    Grant of Restricted Stock Units.

(a)    Effective as of the date of this Agreement, the Company hereby grants to the Executive in respect of employment services provided by the Executive to the Employer, an Award of «Grant» Restricted Stock Units. The Restricted Stock Units granted pursuant to the Award shall be subject to the Executive providing evidence of the Executive’s acceptance of this Agreement (or the Executive’s estate, if applicable) to the Company. Subject to Section 1.4 of this Agreement, each Restricted Stock Unit represents the right to receive one (1) share of Common Stock at the time and in the manner set forth in Section 1.5 hereof.

(b)    This Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations, rules, etc., of the Committee in connection with the Plan (the “Rules”). The Company reserves the right to amend the Plan and any Rules at any time in its sole discretion, subject to the approval of the Committee. The Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

1.2    Restrictions.

The Restricted Stock Units granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated except as specifically provided hereunder or pursuant to the Plan. Any attempt to dispose of Restricted Stock Units or any interest therein in a manner contrary to the restrictions set forth in this Agreement or the Plan shall be null, void and ineffective.

1.3    Vesting.

(a)    Except as otherwise provided in this Agreement, 100% of the Restricted Stock Units granted pursuant to the Award shall vest on [three years from grant date].

(b)    Notwithstanding any other provision of this Agreement, none of the Restricted Stock Units granted pursuant to the Award shall vest if the Committee determines that the Company’s aggregate return to shareholders for the Performance Cycle, as measured by the Company’s Common Stock price, is not at least 35% of the performance of the Russell 2000 Index for the applicable Performance Cycle.

(c)    Notwithstanding any other provision of this Agreement, if the Committee determines that the Company’s aggregate return to shareholders for the Performance Cycle is at least 35% of the performance of the Russell 2000 Index for the Performance Cycle, a portion of the Restricted Stock Units granted pursuant to the Award shall not vest equal to (i) the aggregate number of Restricted Stock Units reduced by (ii) the quotient of the aggregate number of Restricted Stock Units multiplied by the TDY Stock Price-Russell 2000 Percentage (but not more than 100%) (any fractional share of Common Stock resulting from this clause (ii) calculation shall be rounded up to the next whole share).

(d)    Notwithstanding any other provision of this Agreement, if during the applicable Performance Cycle, (i) the Executive’s employment with the Employer terminates for any reason, whether the Executive’s employment is terminated by the Executive or the Employer, with or without just cause, except as otherwise provided in Paragraph 1.3(e), (ii) there occurs a material breach of this Agreement by the Executive or (iii) the Executive fails to meet the tax withholding obligations described in Paragraph 1.6, none of the unvested Restricted Stock Units granted under this Agreement shall vest. For clarity, for the purposes of this Agreement, the date of such termination or cessation of the Executive’s employment with the Employer shall be the date upon which the Executive’s employment actually ceased without regard to any period of notice of termination of employment to which the Executive may be entitled.

(e)    If, during the applicable Performance Cycle, the Executive’s employment with the Employer terminates due to the Executive’s death, disability (as determined in the sole discretion of the Committee) or retirement pursuant to the applicable retirement policy (if any) of the Employer or the Company (as applicable) prior to the expiration of the Performance Cycle, the Executive (or the Executive’s beneficiaries) shall continue to hold the Restricted Stock Units through the expiration of the Performance Cycle. At that time, a portion of the Restricted Stock Units shall vest equal to (i) the number of Restricted Stock Units that would have otherwise vested under Section 1.3 had the Executive remained employed by the Employer through the end of the Performance Cycle multiplied by (ii) a fraction, the numerator of which is the number of full months during which the Executive was employed by the Employer from the beginning of the Performance Cycle until the date of the Executive’s termination of employment and the denominator of which is the total number of months in the Performance Cycle (any fractional share of Common Stock resulting from this calculation shall be rounded up to the next whole share).

(f)    For purposes of this Section 1.3 only, “Employer” shall mean, in addition to the subsidiary of the Company which employs Executive on the date hereof, the Company and any subsidiary of the Company.

1.4    Forfeiture of Award

Except as otherwise provided in this Agreement, any and all Restricted Stock Units that do not vest in accordance with Section 1.3 shall be forfeited and shall revert to the Company.

1.5    Satisfaction of Award

(a)    In order to satisfy Restricted Stock Units upon the vesting of any portion of the Award pursuant to this Agreement, the Company shall deliver to the Executive the number of shares of Common Stock to which the Executive is entitled pursuant to this Agreement, subject to any applicable withholding tax.

(b)    The aggregate number of shares of Common Stock issued by the Company at any particular time pursuant to this Agreement shall correspond to the number of Restricted Stock Units that become vested on the vesting date, with one (1) Restricted Stock Unit corresponding to one (1) share of Common Stock, subject to any withholding as may be required under this Agreement, notwithstanding any delay between the vesting date and the settlement date. Fractional shares of Common Stock will not be issued and will be rounded up to the nearest whole share of Common Stock. The number and kind of shares to be issued pursuant to this Agreement shall be appropriately adjusted to prevent dilution or enlargement of rights by reason of any stock dividend, stock split, combination or exchange of shares, recapitalization, merger, consolidation or other change in capitalization with a similar substantive effect upon each Restricted Stock Unit or the shares issuable in satisfaction of each Restricted Stock Unit. Until such time as shares of Common Stock are issued in satisfaction of a Restricted Stock Unit, as provided hereunder, the Executive shall not be deemed for any purpose to be a stockholder of the Company in respect of any shares as to which the Restricted Stock Unit relates.

(c)    The Company will satisfy its obligations to deliver Common Stock under this Agreement on each vesting date or as soon as administratively practicable but no later than the later of (a) December 31 of the year in which the vesting date occurs or (b) sixty (60) days after such vesting date. Notwithstanding the foregoing, with respect to Restricted Stock Units that become vested (other than as a result of the Executive’s death), if the Executive is a “specified employee” within the meaning of Section 409A of the Code as of the date upon which the Executive’s employment with the Employer terminates and settlement of such Restricted Stock Units is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then the Company shall satisfy its obligations to deliver Common Stock under this Agreement by the later of (i) the date otherwise required by this Agreement or (ii) the first business day of the calendar month following the date which is six (6) months after the date upon which the Executive’s employment terminates.

1.6    Withholding/Responsibility for Taxes.

Regardless of any action the Company or the Employer takes with respect to any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Executive’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Executive acknowledges that the ultimate liability for all Tax-Related Items legally due by Executive is and remains his or her responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Executive further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Equivalents, including the grant of the Equivalents, the vesting of the Equivalents, the conversion of the Equivalents into shares of Common Stock or the receipt of a cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Equivalents to reduce or eliminate Executive’s liability for the Tax-Related Items.
Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Executive will pay or make adequate arrangements satisfactory to the Company and/or Employer to satisfy all Tax-Related Items. In this regard, Executive authorizes the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (A) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (B) withhold whole shares of Common Stock which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Executive’s wages or other cash compensation which would otherwise be payable to Executive by the Company or the Employer or from any equivalent cash payment received upon vesting of the Equivalents, equal to the amount necessary to satisfy any such obligation, (C) withhold from proceeds of the sale of shares of Common Stock acquired upon issuance of the Equivalents either through a voluntary sale or through a mandatory sale arranged by the Company (on Executive’s behalf pursuant to this authorization), or (D) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Executive is deemed to have been issued the full number of shares of Common Stock due to him or her at vesting, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Executive’s participation in the Plan. Finally, Executive shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Executive’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue shares of Common Stock to the Executive if Executive fails to comply with his or her obligations in connection with the Tax-Related Items as described herein.
1.7    Change in Control. Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control of the Company during the Performance Cycle, all of the Restricted Stock Units (not otherwise forfeited prior to the Change in Control) shall immediately vest.

1.8    Committee’s Discretion. Notwithstanding any provision of this Agreement to the contrary, the Committee shall have discretion to adjust the Performance Cycle or waive any restrictions or conditions with respect to all or a portion of the Restricted Stock Units at any time.

1.9    Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan. Except as expressly elsewhere in this Agreement, for purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

(a)    “Fair Market Value” means, on any date, the average of the high and low quoted sales prices of a share of Common Stock, as reported on the Composite Tape for the New York Stock Exchange Listed Companies on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported.

(b)    “Performance Cycle” shall specifically refer to the period commencing January 1, [year of grant] through December 31, [year of grant + 2 years], including any adjustments to such Cycle made by the Committee.

(c)    “Performance Goals” shall refer to the goal of the Company’s aggregate return to shareholders, as measured by its Common Stock price, being equal to or exceeding the performance of the Russell 2000 Index during the Performance Cycle.

(d)    “Russell 2000 Index Performance” means the quotient of (i) the Russell 2000 Index at December 31, [year of grant + 2 years] divided by (ii) the Russell 2000 Index at January 1, [year of grant].

(e)    “TDY Stock Price Performance” shall the quotient of (i) the Fair Market Value of a share of the Company’s Common Stock at December 31, [year of grant + 2 years] is divided by (ii) the Fair Market Value of a share of the Company’s Common Stock at January 1, [year of grant].

(f)    “TDY Stock Price-Russell 2000 Index Percentage” shall mean the quotient of (i) the TDY Stock Price Performance divided by (ii) the Russell 2000 Index Performance.

2.    REPRESENTATION OF THE EXECUTIVE

The Executive hereby represents to the Employer and the Company that the Executive has read and fully understands the provisions of this Agreement and the Plan and his or her decision to receive the Award is completely voluntary.

3.    NOTICES

All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:

Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360
Attention: Executive Vice President, General Counsel and Secretary

To the Executive:

«FirstName» «LastName»
«Address1»
«City»

Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

4.	ASSIGNMENT; BINDING AGREEMENT

The Company may assign any of its rights and obligations under this Agreement without the consent of the Executive. This Agreement shall inure to the benefit of and be binding upon any successors and assigns of the Company. This Agreement shall inure to the benefit of the Executive’s legal representatives. All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be binding upon the Executive’s heirs, executors, administrators and successors.

5.    ENTIRE AGREEMENT

This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. The provisions of the Plan and any Rules, and as they may be amended from time to time, are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan or any Rules, the provisions of the Plan or the Rules, as the case may be, shall control. The Agreement may be amended at any time by written agreement of the parties hereto; provided, however, that the Committee shall have the authority to amend this Agreement in any respect that it deems appropriate in its sole discretion.

6.	GOVERNING LAW

The Plan and the Agreement hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

7.	SEVERABILITY

If, for any reason, any provision of this Agreement is held to be prohibited or invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, but such provision shall be interpreted to accomplish the objectives of such provision as originally written to the fullest extent permitted by law, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

8.	NO RIGHT TO CONTINUED EMPLOYMENT OR PARTICIPATION; EFFECT ON OTHER PLANS

This Agreement shall not confer or be deemed to confer upon the Executive employment with any of the Company or any of its Subsidiaries (other than the Employer). Further, this Agreement shall not confer upon the Executive any right with respect to continuance of employment with the Employer or continuance of participation under the Plan, nor shall it interfere in any way with the right of the Employer to terminate the Executive’s employment at any time. Income realized by the Executive pursuant to this Agreement shall not be included in the determination of benefits under any benefit plan of the Employer or the Company in which the Executive may be enrolled or for which the Executive may become eligible unless otherwise specifically determined by resolution of the Board. Participation in the Plan during the Performance Cycle shall not entitle the Executive to participate in the Plan during any other Performance Cycle.

9.    EXECUTIVE DATA PRIVACY

The Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Executive’s personal and/or sensitive data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing Executive’s participation in the Plan.  You understand that the Company Group holds certain personal and/or sensitive information about you, including, but not limited to, your name, home address and telephone/fax number, date of birth, social insurance number or other identification number, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, salary and benefit information, personal bank account number, tax related information, tax identification number, nationality, job title, any shares of Common Stock of stock or directorships held in the Company, details of all Equivalents or any other entitlement to shares of Common Stock of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan. You also understand and unambiguously consent to the fact that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these Executives may be located in your country or elsewhere, and that the Executive’s country may have different data privacy laws and protections than your country. Should you be based in a European country, please also refer to Energizer’s Safe Harbor Third Party Transfer Policy for more information and details about Data transfers. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

10.    LABOR LAW ACKNOWLEDGMENT

In accepting the grant of Equivalents (the "Award"), Executive acknowledges the following:

(a)
This Award shall not confer on any person any legal or equitable right (other than those rights constituting the Equivalents themselves) against the Company and/or any Affiliates directly or indirectly or give rise to any cause of action at law or in equity against the Company and/or any Affiliates.

(b)
By acknowledging and accepting this Award, the Executive agrees that the granting of this Award is completely at the discretion of the Committee pursuant to the Plan, that the Executive does not expect that future Awards will be granted under the Plan, or any other plan, and that he or she waives any claim for losses under the Award Agreement of the Plan in connection with termination of employment.

(c)	The Award is non-transferrable and non-assignable.

(d)	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(e)
The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(f)	Executive is voluntarily participating in the Plan.

(g)
This Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Affiliates (including, as applicable, Executive’s employer) and which is outside the scope of Executive’s employment contract, if any.

(h)
This Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(i)	The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

(j)
For the purposes of this Award Agreement, termination of service shall be the last day of active service provided by Executive to Company or one of its Affiliates and such period shall not be extended by any notice of termination or similar period including any period of garden leave.

11.    EFFECTIVE DATE
This Award Agreement shall be deemed to be effective as of the date executed.

12.    IMPOSITION OF OTHER REQUIREMENTS
The Company reserves the right to impose other requirements on Executive’s participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Executive agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Executive acknowledges that the laws of the country in which Executive is working at the time of grant, vesting or the sale of shares of Common Stock received pursuant to this Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Executive to additional procedural or regulatory requirements that Executive is and will be solely responsible for and must fulfill.
13.    APPENDIX
Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement (the “Appendix”) for Executive’s country. Moreover, if Executive relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Executive, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

14.	NO STRICT CONSTRUCTION

No rule of strict construction shall be implied against the Employer, the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, Rules, this Agreement or any rule or procedure established by the Committee.

15.    USE OF THE WORD “EXECUTIVE”

Wherever the word “Executive” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or the laws of descent and distribution, the word “Executive” shall be deemed to include such person or persons.

16.    FURTHER ASSURANCES

The Executive agrees, upon demand of the Employer, the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Employer, the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement, the Plan and any Rules.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the day and year first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:
Title:	Chairman, President and Chief Executive Officer

EXECUTIVE

«FirstName» «LastName»

APPENDIX

TELEDYNE TECHNOLOGIES INCORPORATED
RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDITIONAL TERMS AND PROVISIONS
FOR NON-U.S. EMPLOYEES

Terms and Conditions

This Appendix includes special terms and conditions applicable to Executive if he or she resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Notifications

This Appendix also includes country-specific information of which Executive should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Executive does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that he or she vests in the Restricted Stock Units and Shares are issued to him or her or the Shares issued upon vesting of the Restricted Stock Units are sold.

In addition, the information is general in nature and may not apply to Executive’s particular situation, and the Company is not in a position to assure Executive of any particular result. Accordingly, Executive is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation. Finally, please note that if Executive is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Appendix may not be applicable.

CANADA

Terms and Conditions
Restricted Stock Units Settled in Shares Only. Notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary, Restricted Stock Units shall be paid in Shares only and do not provide any right for the Executive to receive a cash payment.
The following provisions shall apply if Executive is a resident of Quebec:

Language Consent. The Parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les Parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.
Data Privacy Notice and Consent. This provision supplements the Data Privacy section of the Agreement:
Executive hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Executive further authorizes the Company and the Employer to disclose and discuss his or her participation in the Plan with their advisors. Finally, Executive authorizes the Company and the Employer to record such information and to keep such information in his or her employee file.
ITALY

Terms and Conditions

Data Privacy Notice. The following provision replaces Data Privacy section of the Agreement:

Executive understands that the Employer and/or the Company may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Restricted Stock Units or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing Executive’s participation in the Plan. Executive is aware that providing the Company with the Data is necessary for the performance of this Agreement and that Executive’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect his or her ability to participate in the Plan.

The Controller of personal data processing is the Company with registered offices at 1049 Camino Dos Rios, Thousand Oaks, California 91360, U.S and, pursuant to D.lgs 196/2003, its representative in Italy is Teledyne LeCroy S.R.L., with registered offices at Via E. Mattei 1/C, 30020-Macron, Italy. Executive understands that the Data may be transferred to the Company or any of its Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to the vesting of the Restricted Stock Units or cash from the sale of Shares acquired pursuant to the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Italy. The processing activity, including the transfer of Executive’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Executive’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Executive understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Executive understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage his or her participation in the Plan. Executive understands that pursuant to art.7 of D.lgs 196/2003, he or she has the right, including but not limited to, access, delete, update, request the rectification of his or her personal Data and cease, for legitimate reasons, the Data processing. Furthermore, Executive is aware that his or her Data will not be used for direct marketing purposes.

Plan Document Acknowledgment. In accepting the Restricted Stock Units, Executive acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix.

In addition, Executive further acknowledges that he or she has read and specifically and expressly approves without limitation the following clauses in the Agreement: Section 1.4, 1.6, 8 and 10.

Notifications

Tax/Exchange Control Information. Executive is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; (b) any foreign investments or investments (including the Shares issued at vesting of the Restricted Stock Units, cash or proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy (this will include reporting the Shares issued at vesting of the Restricted Stock Units if the fair market value of such Shares combined with other foreign assets exceed €10,000); and (c) the amount of the transfers to and from abroad which have had an impact during the calendar year on Executive’s foreign investments or investments held outside of Italy. Executive is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on Executive’s behalf.
SWITZERLAND
Notifications
Securities Law Notification. The Award is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.

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